Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS STRONG 2014 FOURTH QUARTER

AND YEAR END RESULTS

NEW YORK, NY, February 12, 2015 - Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported strong results for the fourth quarter and year ended December 31, 2014. Operating EBITDA* in the fourth quarter of 2014 increased to $71.3 million from $27.2 million in the fourth quarter of 2013 and $67.6 million in the prior quarter of 2014. For 2014, Operating EBITDA increased markedly to $239.8 million from $110.3 million for 2013.

For the fourth quarter of 2014, we had net income of $3.2 million, or $0.05 per basic and diluted share, after giving effect to a loss of $28.5 million, or $0.44 per basic and diluted share, on the payout and settlement of our old 2017 9.5% senior notes and Stendal bank credit facilities in connection with our refinancing effected in November 2014, compared to net loss of $9.8 million, or $0.18 per basic and diluted share, in the fourth quarter of 2013. For 2014, net income improved to $113.2 million, or $1.82 per basic share and $1.81 per diluted share, from a net loss of $26.4 million, or $0.47 per basic and diluted share, in 2013.

Summary Financial Highlights

	Q4	Q3	Q4	Year	Year
	2014	2014	2013	2014	2013
	(in millions, except per share amounts)
Pulp revenues	$258.7	$277.0	$258.5	$1,073.6	$996.2
Energy and chemical revenues	$23.9	$24.7	$24.1	$101.5	$92.2
Operating income	$52.3	$48.2	$6.9	$161.8	$31.7
Operating EBITDA*	$71.3	$67.6	$27.2	$239.8	$110.3
(Loss) gain on settlement of debt	$(28.5)	$31.9	$—	$3.4	$—
Gain on derivative instruments	$2.3	$3.4	$3.8	$11.5	$19.7
Income tax benefit (provision)	$(6.0)	$29.2	$(6.0)	$16.8	$(9.2)
Net income (loss)(1)	$3.2	$88.3	$(9.8)	$113.2	$(26.4)
Net income (loss) per share(1)
Basic	$0.05	$1.38	$(0.18)	$1.82	$(0.47)
Diluted	$0.05	$1.37	$(0.18)	$1.81	$(0.47)
Common shares outstanding at period end	64.3	64.3	55.9	64.3	55.9

(1)	Attributable to common shareholders.

*

Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 4 of the financial tables included in this press release for a reconciliation of net income (loss) attributable to common shareholders to Operating EBITDA.

Summary Operating Highlights

	Q4	Q3	Q4	Year	Year
	2014	2014	2013	2014	2013
Pulp production (‘000 ADMTs)	373.7	375.7	364.8	1,485.0	1,444.5
Scheduled maintenance downtime (‘000 ADMTs)	3.8	10.1	22.4	31.6	47.8
Scheduled maintenance downtime (days)	2	10	12	24	33
Pulp sales (‘000 ADMTs)	361.3	386.9	358.6	1,486.4	1,440.1
Average NBSK pulp list price in Europe ($/ADMT)(1)	935	932	902	928	864
Average pulp sales realizations ($/ADMT)(2)	709	709	713	715	683
Energy production (‘000 MWh)	469.0	472.0	435.8	1,853.5	1,710.2
Energy sales (‘000 MWh)	201.8	207.4	172.5	807.8	699.1
Average Spot Currency Exchange Rates:
$ / €(3)	1.2497	1.3250	1.3619	1.3297	1.3281
$ / C$(3)	0.8808	0.9184	0.9530	0.9060	0.9712

(1)	Source: RISI pricing report.
(2)	Sales realizations after discounts. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.

President’s Comments

Mr. Jimmy S.H. Lee, President and Chairman, stated: “2014 was a transformative year for us as:

•

We recapitalized our Stendal mill, acquired substantially all of the prior minority shareholder’s interest and certain other rights to acquire all of the economic interest in our largest mill and eliminate the minority interest;

•

We paid out and discharged our old 2017 9.5% senior notes and the Stendal bank credit facilities aggregating $835 million, through the issuance of new 2019 7.0% and 2022 7.75% senior notes aggregating $650 million, cash on hand and borrowings under our revolving credit facilities, established a new €75 million revolving credit facility for Stendal and extended the maturity of our Celgar revolving credit facility to 2019 and reduced its borrowing cost (the “Refinancing”);

•	We reduced our debt by over $290 million, increased our total equity by over $90 million and as a result have a much improved balance sheet;

•

We significantly increased our financial and operational flexibility and simplified our structure by eliminating restrictive covenants within our old Stendal bank credit facilities, reducing our debt, extending the maturity of our long-term debt, enhancing the terms of our revolving credit facilities and eliminating our ‘restricted group’ structure;

•	We had record pulp production, pulp sales volumes and energy sales volumes; and

•	Through the foregoing, we better positioned ourselves to achieve our overall goals to enhance our business and value for our stakeholders.”

Mr. Lee continued: “For the fourth quarter of 2014, our Operating EBITDA increased by approximately 162% to $71.3 million from $27.2 million in the same quarter of 2013, primarily as a result of the strengthening of the U.S. dollar relative to the Canadian dollar and the Euro, lower per unit fiber costs and lower scheduled maintenance downtime. Compared to the third quarter of 2014, our Operating EBITDA in the fourth quarter of 2014 increased by approximately 5% from $67.6 million, primarily as a result of the strengthening of the U.S. dollar.

In 2014, Operating EBITDA increased by 117% to $239.8 million from $110.3 million in 2013, primarily as a result of higher pulp prices, lower per unit fiber costs, the strengthening of the U.S. dollar versus the Euro and Canadian dollar and higher energy sales volumes.”

Mr. Lee added: “Our mills generally performed well in the fourth quarter and throughout 2014. In 2014, we achieved a new pulp production record, led by a record production year at our Stendal mill and a near record year at our Rosenthal mill. In the current quarter, pulp sales volumes increased by 1% from the same period of 2013 but declined by 7%, compared to the third quarter of 2014 due to year-end shipping limitations. In 2014, we had record pulp sales volumes which increased by 3% over 2013.”

Mr. Lee continued: “In the current quarter, energy production increased by 8%, compared to the same period of 2013. In addition, our Rosenthal mill’s new tall oil plant was completed on time and budget at the end of the fourth quarter of 2014 and will contribute to our by-product revenues.”

Mr. Lee stated: “List pulp prices were essentially flat in the fourth quarter of 2014 due to steady demand in Europe and China. At the end of 2014, list pulp prices in Europe were approximately $935 per ADMT, while list prices in North America and China were approximately $1,020 and $700 per ADMT, respectively. At year end, world producer inventories of NBSK pulp were at about 31 days’ supply. We expect steady NBSK demand, driven by customer inventories at normal to low levels and new tissue machines coming online in 2015.”

Mr. Lee continued: “Overall, per unit fiber costs were approximately 14% lower in the fourth quarter of 2014, compared to the last quarter of 2013, as a result of lower per unit costs in our German fiber supply markets and the strengthening of the U.S. dollar versus the Euro and the Canadian dollar. Fourth quarter 2014 per unit fiber costs were down 1% from the prior quarter as the strengthening of the U.S. dollar offset an increase in per unit costs. We currently expect our overall per unit fiber costs to be generally flat for the next quarter of 2015, largely as a result of the continuing strengthening of the U.S. dollar versus the Euro and Canadian dollar, offsetting small expected per unit cost increases.”

Mr. Lee concluded: “As our operating costs are primarily incurred in Euros and Canadian dollars and our principal product, NBSK pulp, is quoted in U.S. dollars, our business and operating margins materially benefit from the current strengthening of the U.S. dollar. Our energy and chemical sales are made in local currencies and as a result decline in U.S. dollar terms when the U.S. dollar strengthens. Going forward, while we will continue to benefit from a stronger U.S. dollar, it will be partially offset as in 2015 the rapid strengthening of the U.S. dollar has put downward pressure on pulp prices as a stronger U.S. dollar increases costs to our European and Asian customers.”

Three Months Ended December 31, 2014 Compared to Three Months Ended December 31, 2013

Total revenues for the fourth quarter of 2014 and 2013 were $282.6 million. In the fourth quarter of 2014, pulp revenues increased marginally to $258.7 million from $258.5 million in the comparative quarter of 2013 while energy and chemical revenues decreased marginally to $23.9 million from $24.1 million in the same quarter last year.

Pulp production increased by approximately 2% to 373,681 ADMTs in the current quarter from 364,798 ADMTs in the same quarter of 2013, primarily as a result of lower downtime. In the current quarter, we had two days of scheduled maintenance downtime at our Stendal mill, or approximately 3,800 ADMTs, which adversely impacted Operating EBITDA by approximately $2.9 million, comprised of approximately $2.3 million in direct out-of-pocket expenses and the balance for reduced production. Many of our competitors that report their financial results using “IFRS” capitalize their direct costs of maintenance shutdowns. Going forward, we have ten days of scheduled maintenance downtime in the first quarter of 2015.

Pulp sales volumes increased to 361,302 ADMTs in the current quarter from 358,583 ADMTs in the comparative quarter of 2013, primarily due to continuing steady demand.

Average pulp sales realizations decreased to $709 per ADMT from approximately $713 per ADMT in the same quarter last year primarily due to our sales mix, as higher list prices in Europe were offset by lower prices in China.

Costs and expenses in the fourth quarter of 2014 decreased by approximately 16% to $230.3 million from $275.8 million in the comparative period of 2013, primarily due to the overall impact on costs of the stronger U.S. dollar, lower per unit fiber costs and less scheduled maintenance downtime.

Transportation costs decreased to $20.1 million in the current quarter of 2014 from $22.2 million in the comparative quarter of 2013, primarily due to the stronger U.S. dollar.

On average, our overall per unit fiber costs in the current quarter decreased by approximately 14% from the same period in 2013, as a result of both a stronger U.S. dollar and lower per unit fiber costs in our German fiber supply markets. Per unit fiber costs in Germany decreased by approximately 17% in the fourth quarter of 2014, compared to the same quarter of 2013. Per unit fiber costs at our Celgar mill decreased by approximately 4% in the fourth quarter of 2014 versus the same quarter of 2013 as a result of the stronger U.S. dollar.

In the fourth quarter of 2014, our operating income increased to $52.3 million from $6.9 million in the comparative quarter of 2013, primarily due to the strengthening of the U.S. dollar, lower per unit fiber costs and less scheduled maintenance downtime.

Interest expense decreased to $15.4 million in the fourth quarter of 2014 from $17.4 million in the comparative quarter of 2013, primarily as a result of lower indebtedness.

In the fourth quarter of 2014, Operating EBITDA increased by approximately 162% to $71.3 million from $27.2 million in the fourth quarter of 2013. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA has significant limitations as an analytical tool and should not be considered in isolation or as a substitute for our results as reported under GAAP. See page 4 of the financial tables included in the press release for a reconciliation of net income (loss) attributable to common shareholders to Operating EBITDA.

In the fourth quarter of 2014, we effected the Refinancing, the net proceeds of which, along with cash on hand and drawdowns from our revolving credit facilities, was used to repay and discharge our old 2017 9.5% senior notes and Stendal bank credit facilities. We recorded a loss of $28.5 million on the settlement of such debt.

We recorded a non-cash derivative gain of $2.3 million on the mark to market adjustment of our Stendal mill’s interest rate derivative in the fourth quarter of 2014, compared to a net derivative gain of $3.8 million in the same quarter of last year.

During the current quarter and the same quarter of 2013, we recorded an income tax expense of $6.0 million.

We reported net income attributable to common shareholders of $3.2 million, or $0.05 per basic and diluted share, for the fourth quarter of 2014 after giving effect to the $28.5 million loss on the settlement of debt resulting from the Refinancing. In the fourth quarter of 2013, the net loss attributable to common shareholders was $9.8 million, or $0.18 per basic and diluted share.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Total revenues in 2014 increased by approximately 8% to $1,175.1 million from $1,088.4 million in 2013, primarily due to higher pulp revenues and higher energy and chemical revenues.

Pulp revenues in 2014 increased by approximately 8% to $1,073.6 million from $996.2 million in 2013, due to higher pulp price realizations and higher sales volumes.

Energy and chemical revenues increased by approximately 10% to $101.5 million in 2014 from $92.2 million in 2013, primarily because of record energy sales volumes resulting from Project Blue Mill coming online at our Stendal mill at the end of 2013.

Pulp production increased by approximately 3% to 1,485,011 ADMTs in 2014 from 1,444,475 ADMTs in 2013. We had an aggregate of 24 days (approximately 31,600 ADMTs) of scheduled maintenance downtime at our mills in 2014, compared to 33 days in 2013.

Pulp sales volumes increased by approximately 3% to 1,486,356 ADMTs in 2014 from 1,440,147 ADMTs in 2013, primarily due to generally steady demand throughout 2014.

Average pulp sales realizations increased by approximately 5% to $715 per ADMT in 2014 from approximately $683 per ADMT last year, primarily due to higher list prices.

Costs and expenses in 2014 decreased by approximately 4% to $1,013.3 million from $1,056.7 million in 2013, primarily due to lower per unit fiber costs and the overall impact on costs of the stronger U.S. dollar.

Transportation costs decreased to $88.6 million in 2014 from $90.0 million in 2013.

On average, our overall per unit fiber costs in 2014 decreased by approximately 7% from 2013, primarily as a result of lower average fiber costs in the markets from which our mills source their fiber and the strengthening of the U.S. dollar versus the Canadian dollar. Our per unit fiber costs for our Celgar mill decreased during 2014 compared to last year due to strong sawmill activity in the region. Our per unit fiber costs at our German mills declined due to sawmills running at high rates, a stronger supply of logs and lower demand from pellet producers and board manufacturers.

In 2014, our operating income increased to $161.8 million from $31.7 million in 2013, primarily due to higher pulp price realizations, lower per unit fiber costs, the strengthening of the U.S. dollar and record energy sales volumes.

Interest expense in 2014 decreased to $67.5 million from $69.2 million in 2013, primarily due to lower indebtedness.

The noncontrolling shareholder’s interest in the Stendal mill’s net income in 2014 was $7.8 million, compared to $0.6 million in the prior year.

In 2014, Operating EBITDA increased by 117% to $239.8 million from $110.3 million in 2013. See page 4 of the financial tables included in the press release for a reconciliation of net income (loss) attributable to common shareholders to Operating EBITDA.

In 2014, we recorded a non-cash derivative gain of $11.5 million on the mark to market adjustment of our Stendal mill’s interest rate derivative, compared to a net derivative gain of $19.7 million last year.

During 2014, we recorded a net gain on the settlement of debt of $3.4 million, which reflected a gain of $31.9 million on our acquisition of all of the shareholder loans of the former noncontrolling shareholder in Stendal, in large part offset by a loss of $28.5 million on the settlement of debt resulting from the Refinancing.

During 2014, we recorded a net income tax benefit of $16.8 million, compared to a net income tax expense of $9.2 million in 2013, primarily due to the recognition of income tax loss carry-forwards associated with our Stendal mill.

We had net income attributable to common shareholders of $113.2 million, or $1.82 per basic and $1.81 per diluted share, in 2014. In 2013, the net loss attributable to common shareholders was $26.4 million, or $0.47 per basic and diluted share.

Liquidity and Capital Resources

The following table is a summary of selected financial information as at the dates indicated:

	Year Ended December 31,
	2014	2013
	(in thousands)
Financial Position
Cash and cash equivalents	$53,172	$147,728
Working capital	$262,332	$291,514
Total assets	$1,326,807	$1,548,559
Long-term liabilities	$772,424	$1,019,983
Total equity	$438,880	$348,317

As at December 31, 2014, we had approximately $133 million available under our revolving credit facilities.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Friday, February 13, 2015 at 10:00 AM (Eastern Standard Time). Listeners can access the conference call live and archived through March 15, 2015, over the Internet at http://edge.media-server.com/m/p/tr9995rs or through a link on the Company’s home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Chairman, CEO & President

(604) 684-1099

David M. Gandossi

Executive Vice-President,

Chief Financial Officer & Secretary

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands of U.S. dollars)

	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$53,172	$147,728
Restricted cash	10,286	—
Receivables	141,088	135,893
Inventories	146,576	170,908
Prepaid expenses and other	6,745	10,918
Deferred income tax	19,968	6,326

Total current assets	377,835	471,773

Long-term assets
Property, plant and equipment	883,150	1,038,631
Other assets	22,767	20,998
Deferred income tax	43,055	17,157

	948,972	1,076,786

Total assets	$1,326,807	$1,548,559

LIABILITIES
Current liabilities
Accounts payable and other	$102,225	$118,574
Pension and other post-retirement benefit obligations	1,177	1,330
Debt	12,101	60,355

Total current liabilities	115,503	180,259

Long-term liabilities
Debt	675,412	919,017
Interest rate derivative liability	17,962	31,757
Pension and other post-retirement benefit obligations	34,837	35,466
Capital leases and other	15,321	19,293
Deferred income tax	28,892	14,450

	772,424	1,019,983

Total liabilities	887,927	1,200,242

EQUITY
Shareholders’ equity
Common Shares	386,338	328,549
Paid-in capital	4,769	(11,756)
Retained earnings	100,214	10,815
Accumulated other comprehensive income (loss)	(52,441)	31,470

Total share capital attributed to common shareholders	438,880	359,078

Noncontrolling interest (deficit)	—	(10,761)

Total equity	438,880	348,317

Total liabilities and equity	$1,326,807	$1,548,559

(1)

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands of U.S. dollars, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenues
Pulp	$258,685	$258,546	$1,073,632	$996,187
Energy and chemicals	23,940	24,136	101,480	92,198

	282,625	282,682	1,175,112	1,088,385
Costs and expenses
Operating costs	198,112	238,325	887,712	920,832
Operating depreciation and amortization	18,891	20,198	77,675	78,309
Selling, general and administrative expenses	13,274	14,681	47,927	51,169
Restructuring expenses	—	2,560	—	6,415

Operating income	52,348	6,918	161,798	31,660

Other income (expense)
Interest expense	(15,445)	(17,372)	(67,516)	(69,156)
Gain (loss) on settlement of debt	(28,494)	—	3,357	—
Gain on derivative instruments	2,277	3,779	11,501	19,709
Other income (expense)	(1,464)	1,073	(4,948)	1,215

Total other income (expense)	(43,126)	(12,520)	(57,606)	(48,232)

Income (loss) before income taxes	9,222	(5,602)	104,192	(16,572)
Income tax benefit (provision)
Current	(2,609)	(378)	(5,242)	2,286
Deferred	(3,408)	(5,611)	22,016	(11,482)

Net income (loss)	3,205	(11,591)	120,966	(25,768)
Less: net (income) loss attributable to noncontrolling interest	—	1,758	(7,812)	(607)

Net income (loss) attributable to common shareholders	$3,205	$(9,833)	$113,154	$(26,375)

Net income (loss) per share attributable to common shareholders
Basic	$0.05	$(0.18)	$1.82	$(0.47)
Diluted	$0.05	$(0.18)	$1.81	$(0.47)

(2)

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands of U.S. dollars)

	For the Year Ended December 31,
	2014	2013	2012
Cash flows from (used in) operating activities
Net income (loss)	$120,966	$(25,768)	$(13,491)
Adjustments to reconcile net income (loss) to cash flows from operating activities
Gain on settlement of debt	(3,357)	—	—
Unrealized gain on derivative instruments	(11,501)	(21,494)	(3,186)
Depreciation and amortization	78,012	78,645	74,657
Deferred income taxes	(22,016)	11,482	(152)
Foreign exchange (gain) loss on debt	4,011	(656)	—
Pension and other post-retirement expense	2,474	3,526	3,306
Stock compensation expense	1,586	3,574	2,616
Other	2,843	3,825	4,991
Defined pension plan contributions	(2,951)	(2,878)	(2,941)
Changes in working capital
Receivables	(25,113)	13,993	10,795
Inventories	6,445	(14,563)	1,726
Accounts payable and accrued expenses	(5,382)	(11,569)	(17,992)
Other	(1,429)	(1,792)	(1,214)

Net cash from (used in) operating activities	144,588	36,325	59,115

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(34,612)	(45,707)	(47,203)
Purchase of intangible assets	(4,776)	—	—
Restricted cash	(10,627)	—	—
Proceeds on maturity of marketable securities	—	—	15,753
Other	910	739	840

Net cash from (used in) investing activities	(49,105)	(44,968)	(30,610)

Cash flows from (used in) financing activities
Repayment of debt and repurchase of notes	(891,019)	(56,416)	(35,440)
Proceeds from issuance of notes and borrowings of debt	650,000	74,472	—
Proceeds from issuance of shares	53,859	—	—
Repayment of capital lease obligations	(2,465)	(2,593)	(2,733)
Proceeds from sale and lease-back transactions	1,533	—	—
Proceeds from (repayment of) credit facilities, net	26,254	(5,640)	6,031
Payment of note issuance costs	(20,169)	(3,855)	(2,570)
Proceeds from government grants	6,699	9,265	5,045
Other	(444)	—	—

Net cash from (used in) financing activities	(175,742)	15,233	(29,667)

Effect of exchange rate changes on cash and cash equivalents	(14,287)	3,699	2,302

Net increase (decrease) in cash and cash equivalents	(94,556)	10,289	1,140
Cash and cash equivalents, beginning of year	147,728	137,439	136,299

Cash and cash equivalents, end of year	$53,172	$147,728	$137,439

(3)

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following tables set forth the net income (loss) attributable to common shareholders to Operating EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net income (loss) attributable to common shareholders	$3,205	$(9,833)	$113,154	$(26,375)
Net income (loss) attributable to noncontrolling interest	—	(1,758)	7,812	607
Income tax (benefit) provision	6,017	5,989	(16,774)	9,196
Interest expense	15,445	17,372	67,516	69,156
(Gain) loss on settlement of debt	28,494	—	(3,357)	—
(Gain) loss on derivative instruments	(2,277)	(3,779)	(11,501)	(19,709)
Other (income) expense	1,464	(1,073)	4,948	(1,215)

Operating income	52,348	6,918	161,798	31,660
Add: Depreciation and amortization	18,977	20,282	78,012	78,645

Operating EBITDA	$71,325	$27,200	$239,810	$110,305

#    #    #

(4)